EXHIBIT (a)(1)(ii)

EXHIBIT (a)(1)(ii)

BLACKROCK SENIOR FLOATING RATE FUND, INC. 100 Bellevue Parkway Wilmington, Delaware 19809

OFFER TO PURCHASE FOR CASH 5,000,000 OF ITS ISSUED AND OUTSTANDING SHARES AT NET ASSET VALUE PER SHARE

BLACKROCK SENIOR FLOATING RATE FUND II, INC. 100 Bellevue Parkway Wilmington, Delaware 19809

OFFER TO PURCHASE FOR CASH 3,500,000 OF ITS ISSUED AND OUTSTANDING SHARES AT NET ASSET VALUE PER SHARE

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS COMBINED OFFER TO PURCHASE. TO UNDERSTAND EACH OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF EACH OFFER, YOU SHOULD CAREFULLY READ THIS ENTIRE COMBINED OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL FOR YOUR FUND. WE HAVE INCLUDED SECTION REFERENCES TO THE COMBINED OFFER TO PURCHASE TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.

•	WHAT SECURITIES IS BLACKROCK SENIOR FLOATING RATE FUND, INC. OFFERING TO PURCHASE? BlackRock Senior Floating Rate Fund, Inc. (“Senior Floating Rate I”) is offering to purchase up to 5,000,000 shares of its common stock (“Senior Floating Rate I Shares”) that may be held by you and other stockholders (the “Senior Floating Rate I Offer”). If more than 5,000,000 Senior Floating Rate I Shares are surrendered (or “tendered”) by stockholders in response to the Senior Floating Rate I Offer, Senior Floating Rate I expects either to extend the Senior Floating Rate I Offer period and increase the number of Senior Floating Rate I Shares it is offering to purchase or to purchase the Senior Floating Rate I Shares tendered on a pro rata basis. The Senior Floating Rate I Offer is not conditioned upon the tender of any minimum number of Senior Floating Rate I Shares or upon the Senior Floating Rate II Offer (as defined below). See Section 1 “Price; Number of Shares.”
•	WHAT SECURITIES IS BLACKROCK SENIOR FLOATING RATE FUND II, INC. OFFERING TO PURCHASE? BlackRock Senior Floating Rate Fund II, Inc. (“Senior Floating Rate II”) is offering to purchase up to 3,500,000 shares of its common stock (“Senior Floating Rate II Shares”) that may be held by you and other stockholders (the “Senior Floating Rate II Offer”). If more than 3,500,000 Senior Floating Rate II Shares are surrendered (or “tendered”) by stockholders in response to the Senior Floating Rate II Offer, Senior Floating Rate II expects either to extend the Senior Floating Rate II Offer period and increase the number of Senior Floating Rate II Shares it is offering to purchase or to purchase the Senior Floating Rate II Shares tendered on a pro rata basis. The Senior Floating Rate II Offer is not conditioned upon the tender of any minimum number of Senior Floating Rate II Shares or upon the Senior Floating Rate I Offer. See Section 1 “Price; Number of Shares.”

Each of Senior Floating Rate I and Senior Floating Rate II (the term “Fund” refers to Senior Floating Rate I or Senior Floating Rate II, as the context requires) is a “feeder” fund that invests its assets in Master Senior Floating Rate LLC (the “Master LLC”). The Master LLC has the same investment objective and strategies as each Fund. All investments are made at the Master LLC level. This structure is sometimes called a “master/feeder” structure. Each Fund has been advised by the Master LLC that the Master LLC is making a concurrent tender offer to each Fund to repurchase interests in the Master LLC at least equivalent in value to the value of the respective Senior Floating Rate I Shares or Senior Floating Rate II Shares (the term “Shares” refers to the Senior Floating Rate I Shares or the Senior Floating Rate II Shares, as the context requires) that each Fund is offering to repurchase. At the conclusion of each of the Senior Floating Rate I Offer or the Senior Floating Rate II Offer period (the term “Offer” refers to the Senior Floating Rate I Offer or the Senior Floating Rate II Offer, as the context requires), each Fund will calculate the aggregate net asset value of its respective Shares tendered and tender an equivalent amount of interests to the Master LLC. The proceeds from the Master LLC’s tender will be respectively distributed to the tendering common stockholders of each Fund.
•	HOW DO I TENDER MY SHARES? If your Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, you must contact that entity and request that your Shares be tendered to the relevant Fund.
If you wish to tender your Shares and your respective Shares are registered in your name, you may send a properly completed and executed Letter of Transmittal and any additional documents required by the Letter of Transmittal to PNC Global Investment Servicing (U.S.) Inc., (the “Transfer Agent”). If you had Share certificates, you must send those certificates with your Letter of Transmittal. The Transfer Agent must receive these documents prior to the scheduled expiration of the Offer (currently Thursday, September 24, 2009 at 4:00 p.m., Eastern Time). See Section 2 “Procedure for Tendering Shares.”
•	HOW MUCH IS MY FUND OFFERING TO PAY ME FOR MY SHARES? The applicable Fund will pay you cash in an amount equal to that Fund’s net asset value (“NAV”) per Share as of the close of business of the New York Stock Exchange, less any applicable early withdrawal charge, on the expiration date (currently Thursday, September 24, 2009). As of August 20, 2009, Senior Floating Rate I’s NAV, which fluctuates on a daily basis, was $7.12 per Share, and Senior Floating Rate II’s NAV, which fluctuates on a daily basis, was $7.71 per Share. See Section 1 “Price; Number of Shares” and Section 3 “Early Withdrawal Charge.”
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WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES? Senior Floating Rate I will assess an early withdrawal charge on your Shares if you have held your Shares for less than three years. Senior Floating Rate II will assess an early withdrawal charge on your Shares if you have held your Shares for less than one year. The charge is not imposed on Shares you may have acquired through reinvestment of dividends nor on the value of your Shares attributable to appreciation. Stockholders who tender Shares of Senior Floating Rate I pursuant to the respective Offer and immediately reinvest the proceeds in Investor B shares of certain BlackRock-sponsored open-end funds (“Eligible Investor B Shares”) will not be subject to any early withdrawal charge with respect to the sale of such Shares so invested in Eligible Investor B Shares. Eligible Investor B Shares may be subject to a contingent deferred sales charge in the event of a redemption. Stockholders who tender Shares of Senior Floating Rate II pursuant to the respective Offer and immediately reinvest the proceeds in Investor C shares of certain BlackRock-sponsored open-end funds (“Eligible Investor C Shares”) will not be subject to any early withdrawal charge with respect to the sale of such Shares so invested in Eligible Investor C Shares. Eligible Investor C Shares may be subject to a contingent deferred sales charge in the event of a redemption. If you tender your Shares through a broker, dealer or other nominee, that broker, dealer or other nominee may charge you a fee for processing the transaction on your behalf. For example, Merrill Lynch, Pierce, Fenner & Smith Incorporated may charge customers a $5.35 processing fee to confirm the applicable Fund’s purchase of your Shares. The Transfer Agent charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption by check sent via overnight mail. See Section 2 “Procedure for Tendering Shares” and Section 3 “Early Withdrawal Charge. The Transfer Agent charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption payments made by check sent via overnight mail. See Section 2 “Procedure for Tendering Shares” and Section 3 “Early Withdrawal Charge.”

•	WILL THERE BE ANY TAX CONSEQUENCES TO ME IF I TENDER MY SHARES? If your tendered Shares are accepted, it will be a taxable transaction either in the form of a “sale or exchange” or under certain circumstances as a “dividend.” You should consult your tax advisor regarding the tax consequences to you of tendering your Shares. See Section 13 “Certain Federal Income Tax Consequences.”
•	WHEN WILL THE OFFER EXPIRE? HOW WILL I KNOW IF THE OFFERING PERIOD IS EXTENDED OR IF THE OFFER IS TERMINATED? Each Offer expires Thursday, September 24, 2009, at 4:00 p.m., Eastern Time, unless a Fund makes a public announcement either extending or terminating its respective Offer. If a Fund extends its Offer period, that Fund’s public announcement will be made no later than 9:00 a.m. on the next business day after the previously scheduled expiration date. See Section 1 “Price; Number of Shares” and Section 14 “Extension of Tender Period; Termination; Amendments.”

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•	MAY I WITHDRAW MY TENDERED SHARES? You may withdraw your tendered Shares at any time prior to the expiration date, which, unless extended, is currently Thursday, September 24, 2009 at 4:00 p.m., Eastern Time. Additionally, if the applicable Fund has not yet accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after October 21, 2009. To withdraw your tendered Shares, you should contact your financial advisor or other nominee, or you should submit proper written notice to the relevant Fund’s Transfer Agent. See Section 4 “Withdrawal Rights.”
•	DOES MY FUND HAVE THE FINANCIAL RESOURCES TO PAY ME FOR MY SHARES? Assuming that Senior Floating Rate I purchases 5,000,000 of its Shares at the August 20, 2009 NAV of $7.12 per Share, that Fund’s total cost, not including fees and expenses incurred in connection with its Offer, will be approximately $35.6 million.
Assuming that Senior Floating Rate II purchases 3,500,000 of its Shares at the August 20, 2009 NAV of $7.71 per Share, that Fund’s total cost, not including fees and expenses incurred in connection with its Offer, will be approximately $27.0 million.
The Master LLC has advised each Fund that the Master LLC believes that it may need to borrow money to finance the purchase of the interests in the Master LLC equivalent in value to the value of the Senior Floating Rate I Shares and Senior Floating Rate II Shares tendered to each Fund by its respective stockholders. Each Fund expects to have adequate money to finance the purchase of its tendered Shares. See Section 9 “Source and Amount of Funds.”
•	WHY IS EACH FUND MAKING AN OFFER TO PURCHASE SHARES OF ITS COMMON STOCK? No established secondary trading market currently exists for either Fund’s Shares. As a result, each Fund’s Board of Directors decided to provide liquidity for stockholders by making an Offer. Each Fund’s Board of Directors currently intends to consider making similar Offers each quarter. However, neither Fund can assure you that you will be provided with sufficient liquidity, or that the Fund will make a similar tender offer in the future. Neither Fund nor its respective Board of Directors makes any recommendation as to whether or not you should tender your Shares. See Section 7 “Purpose of the Offer.”
•	WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO EACH OFFER? Neither Offer is conditioned upon the tender of any minimum number of Shares or upon the other Offer. Neither Fund is required to accept or pay for any Shares tendered. Under certain circumstances, either Fund may terminate or amend its respective Offer or postpone the acceptance of its Shares for payment. See Section 6 “Certain Conditions of each Offer.”
•	IF I DECIDE NOT TO TENDER MY SHARES, HOW WILL THE OFFER AFFECT MY SHARES? If you do not tender your Shares, you may be subject to certain risks resulting from the Master LLC reducing its assets to pay for tendered Shares. These risks include increased volatility in the Master LLC’s (and consequently a Fund’s) NAV and higher expenses. These risks should be reduced to the extent that each Fund sells new Shares. See Section 8 “Certain Effects of each Offer.”
•	WHO SHOULD I CALL IF I NEED MORE INFORMATION? Questions and requests for assistance may be directed to your financial advisor or other nominee, or to BlackRock Advisors, LLC at the address and telephone number set forth below. Requests for additional copies of this Combined Offer to Purchase and the applicable Letter of Transmittal should be directed to BlackRock Advisors, LLC.

BlackRock Advisors, LLC P.O. Box 9011 Princeton, New Jersey 08543-9011 1-800-441-7762

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BLACKROCK SENIOR FLOATING RATE FUND, INC. 100 Bellevue Parkway Wilmington, Delaware 19809

OFFER TO PURCHASE FOR CASH 5,000,000 OF ITS ISSUED AND OUTSTANDING SHARES AT NET ASSET VALUE PER SHARE

BLACKROCK SENIOR FLOATING RATE FUND II, INC. 100 Bellevue Parkway Wilmington, Delaware 19809

OFFER TO PURCHASE FOR CASH 3,500,000 OF ITS ISSUED AND OUTSTANDING SHARES AT NET ASSET VALUE PER SHARE

THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE ARE 4:00 P.M., EASTERN TIME, ON THURSDAY, SEPTEMBER 24, 2009, UNLESS EXTENDED.

To the Holders of Shares of BLACKROCK SENIOR FLOATING RATE FUND, INC. BLACKROCK SENIOR FLOATING RATE FUND II, INC.:

BlackRock Senior Floating Rate Fund, Inc. (“Senior Floating Rate I”) is offering to purchase up to 5,000,000 of its issued and outstanding shares of common stock, par value $.10 per share (the “Senior Floating Rate I Shares”), for cash at a price equal to its net asset value per share (“Senior Floating Rate I NAV”), less any applicable early withdrawal charge, as of the close of business on the New York Stock Exchange on Thursday, September 24, 2009, the expiration date, unless extended, upon the terms and conditions set forth in this Combined Offer to Purchase (the “Senior Floating Rate I Offer”) and the related Letter of Transmittal. The Senior Floating Rate I Shares are not currently traded on an established secondary market. The Senior Floating Rate I NAV on August 20, 2009 was $7.12 per Share.

BlackRock Senior Floating Rate Fund II, Inc. (“Senior Floating Rate II”) is separately offering to purchase up to 3,500,000 of its issued and outstanding shares of common stock, par value $.10 per share (the “Senior Floating Rate II Shares”), for cash at a price equal to its net asset value per share (“Senior Floating Rate II NAV”), less any applicable early withdrawal charge, as of the close of business on the New York Stock Exchange on Thursday, September 24, 2009, the expiration date, unless extended, upon the terms and conditions set forth in this Combined Offer to Purchase (the “Senior Floating Rate II Offer”) and the related Letter of Transmittal. The Senior Floating Rate II Shares are not currently traded on an established secondary market. The Senior Floating Rate II NAV on August 20, 2009 was $7.71 per Share.

The term “Fund” refers to Senior Floating Rate I or Senior Floating Rate II, as the context requires. The term “Offer” refers to the Senior Floating Rate I Offer or the Senior Floating Rate II Offer, as the context requires. The term “Shares” refers to Senior Floating Rate I Shares or Senior Floating Rate II Shares, as the context requires.

You can obtain current Senior Floating Rate I NAV and Senior Floating Rate II NAV quotations from your financial advisor or PNC Global Investment Servicing (U.S.) Inc. (the “Transfer Agent”). See Section 1 “Price; Number of Shares.” Each Fund presently intends to consider making a tender offer each quarter for its respective Shares at a price equal to their then current net asset value.

If more than 5,000,000 Shares of Senior Floating Rate I or 3,500,000 Shares of Senior Floating Rate II are duly tendered prior to the expiration of the Senior Floating Rate I Offer or the Senior Floating Rate II Offer, respectively, assuming no changes in the factors originally considered by each Fund’s Board of Directors when it determined to make the respective Offer to Purchase, the applicable Fund will either (1) extend its Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Shares tendered, as well as any Shares tendered during the extended Offer period, or (2) purchase 5,000,000 Shares in the case of Senior Floating Rate I or 3,500,000 Shares in the case of Senior Floating Rate II (or such greater number of Shares sought) on a pro rata basis.

EACH FUND’S OFFER IS BEING MADE TO ALL STOCKHOLDERS OF THAT FUND AND IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR UPON THE OTHER FUND’S OFFER.

IMPORTANT

If you desire to tender all or any portion of your Shares, you should either (1) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, or (2) if you own your Shares directly, complete and sign the applicable Fund’s Letter of Transmittal and mail or deliver it along with any Share certificate(s) and any other required documents to the Fund’s Transfer Agent. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares. For example, Shares held in your Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) brokerage account are registered in the name of Merrill Lynch and are not held by you directly. Merrill Lynch generally charges its customers a $5.35 processing fee to confirm a repurchase of Shares from such customers pursuant to the Offer. The Transfer Agent, charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption by check sent via overnight mail.

NONE OF THE FUNDS OR THEIR RESPECTIVE BOARD OF DIRECTORS OR MASTER SENIOR FLOATING RATE LLC (THE “MASTER LLC”) OR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES, AND IF SO, HOW MANY SHARES TO TENDER.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF EITHER FUND AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE APPLICABLE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH EITHER OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE APPLICABLE FUND’S LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER FUND OR THE MASTER LLC. THESE TRANSACTIONS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions and requests for assistance may be directed to your financial advisor or other nominee, or to BlackRock Advisors, LLC (“BlackRock Advisors”) at the address and telephone number set forth below. Requests for additional copies of this Combined Offer to Purchase and the applicable Fund’s Letter of Transmittal should be directed to BlackRock Advisors.

August 25, 2009	BLACKROCK SENIOR FLOATING RATE FUND, INC.
BLACKROCK SENIOR FLOATING RATE FUND II, INC.

BlackRock Advisors, LLC P.O. Box 9011 Princeton, New Jersey 08543-9011 1-800-441-7762

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1. Price; Number of Shares. Senior Floating Rate I will, upon the terms and subject to the conditions of the Senior Floating Rate I Offer, purchase up to 5,000,000 of its issued and outstanding Shares, and Senior Floating Rate II will, upon the terms and subject to the conditions of the Senior Floating Rate II Offer, purchase up to 3,500,000 of its issued and outstanding Shares, in each case, which are tendered and not withdrawn prior to 4:00 p.m., Eastern Time, on September 24, 2009 (such time and date being hereinafter called the “Initial Expiration Date”), unless it determines to accept none of them. Each Fund reserves the right to extend its Offer. See Section 14 “Extension of Tender Period; Termination; Amendments.” The later of the Initial Expiration Date or the latest time and date to which an Offer is extended is hereinafter called the “Expiration Date.” The purchase price of a Fund’s Shares will be its net asset value per share (“NAV”) as of the close of the New York Stock Exchange on the Expiration Date. An early withdrawal charge to recover distribution expenses will be assessed on Shares accepted for purchase that have been held for less than the applicable holding period. See Section 3 “Early Withdrawal Charge”.

Each Fund is a “feeder” fund that invests its assets in the Master LLC. The Master LLC has the same investment objective and strategies as each Fund. All investments are made at the Master LLC level. This structure is sometimes called a “master/feeder” structure. Each Fund has been advised by the Master LLC that the Master LLC is making a concurrent tender offer to each Fund to repurchase interests in the Master LLC at least equivalent in value to the value of the respective Shares that each Fund is offering to repurchase. At the conclusion of each Offer period, each Fund will calculate the aggregate net asset value of its respective Shares tendered and tender an equivalent amount of interests to the Master LLC. The proceeds from the Master LLC’s tender will be distributed to the tendering common stockholders of each Fund.

Each Fund’s Offer is being made to all stockholders of that Fund and is not conditioned upon any minimum number of Shares being tendered or upon the other Fund’s Offer. If more than 5,000,000 Shares of Senior Floating Rate I or 3,500,000 Shares of Senior Floating Rate II are duly tendered prior to the expiration of the Senior Floating Rate I Offer or the Senior Floating Rate II Offer, respectively, assuming no changes in the factors originally considered by each Fund’s Board of Directors when it determined to make the respective Offer, the applicable Fund will either (1) extend its Offer period, if necessary, and increase the number of Shares that the Fund is offering to purchase to an amount that it believes will be sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer period, or (2) purchase 5,000,000 Shares in the case of Senior Floating Rate I or 3,500,000 Shares in the case of Senior Floating Rate II (or such greater number of Shares sought) on a pro rata basis.

As of July 31, 2009, there were approximately 43.28 million Senior Floating Rate I Shares issued and outstanding and there were 1,956 holders of record of Senior Floating Rate I Shares. As of July 31, 2009, there were approximately 19.16 million Senior Floating Rate II Shares issued and outstanding and there were 455 holders of record of Senior Floating Rate II Shares. Senior Floating Rate I has been informed that no director, officer or affiliate of Senior Floating Rate I or the Master LLC intends to tender any Senior Floating Rate I Shares pursuant to the applicable Offer. Senior Floating Rate II has been informed that no director, officer or affiliate of Senior Floating Rate II or the Master LLC intends to tender any Senior Floating Rate II Shares pursuant to the applicable Offer. Neither Fund’s Shares currently are traded on any established secondary market. Current NAV quotations for the Senior Floating Rate I Shares and Senior Floating Rate II Shares can be obtained from your financial advisor or from BlackRock Advisors at 1-800-441-7762.

2. Procedure for Tendering Shares. In order for you to tender any of your Shares pursuant to its Offer, you may either: (a) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, in which case a Letter of Transmittal is not required, or (b) if the Shares are registered in your name, send to the Transfer Agent, (PNC Global Investment Servicing (U.S.) Inc., P.O. Box 9819, Providence, RI 02940-8019, Attn: Senior Floating Rate Tender Offer), any certificate(s) for such Shares, a properly completed and executed Letter of Transmittal for the applicable Fund and any other required documents. Please contact BlackRock Advisors at 1-800-441-7762 as to any additional documents which may be required.

A. Procedures for Beneficial Owners Holding Shares Through Merrill Lynch or Other Brokers or Nominees.

If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares. You should contact such broker, dealer, commercial bank, trust company or other nominee in sufficient time to permit notification of your desire to tender to reach the Transfer Agent by the Expiration Date. No brokerage commission will be charged on the purchase of Shares by the Fund pursuant to the Offer. However, a broker or dealer may charge a fee for processing the transaction on your behalf. For example,

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Merrill Lynch generally charges its customers a $5.35 processing fee to confirm a purchase of Shares pursuant to the Offer. Also, the Transfer Agent charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption payments made by check sent via overnight mail.

B. Procedures for Registered Stockholders.

If you will be mailing or delivering a Letter of Transmittal and any other required documents to the Transfer Agent in order to tender your Shares, they must be received on or prior to the Expiration Date by the Transfer Agent (PNC Global Investment Servicing (U.S.) Inc., P.O. Box 9819, Providence, RI 02940-8019, Attn: Senior Floating Rate Tender Offer).

Signatures on a Letter of Transmittal MUST be guaranteed by a member firm of a registered national securities exchange, or a commercial bank or trust company having an office, branch or agency in the United States (each, an “Eligible Institution”), the existence and validity of which may be verified by the Transfer Agent through the use of industry publications. Notarized signatures are not sufficient.

Payment for Shares tendered and purchased will be made only after receipt by the Transfer Agent on or before the Expiration Date of a properly completed and duly executed Letter of Transmittal and any other required documents. If your Shares are evidenced by certificates, those certificates also must be received by the Transfer Agent on or prior to the Expiration Date.

The method of delivery of any documents, including certificates for shares, is at the election and risk of the party tendering the shares. If documents are sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested.

C. Determinations of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the applicable Fund, in its sole discretion, whose determination shall be final and binding. Each Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the applicable Offer or any defect in any tender with respect to any particular Shares or any particular stockholder, and the Fund’s interpretations of the terms and conditions of its Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the applicable Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither Fund, the administrator for each Fund, BlackRock Advisors nor the Transfer Agent, nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

D. Tender Constitutes an Agreement.

A tender of Shares made pursuant to any one of the procedures set forth above will constitute an agreement between the tendering stockholder and the respective Fund in accordance with the terms and subject to the conditions of the applicable Offer.

3. Early Withdrawal Charge. Senior Floating Rate I. Senior Floating Rate I will assess an early withdrawal charge on Shares accepted for purchase that have been held for less than three years (the “Senior Floating Rate I EWC”). The charge will be paid to BlackRock Investments, LLC (the “Distributor”), an affiliate of Senior Floating Rate I’s administrator, BlackRock Advisors, and the distributor of Senior Floating Rate I Shares, to recover distribution expenses. The Senior Floating Rate I EWC will be imposed on those Shares accepted for tender based on an amount equal to the lesser of the then current net asset value of the Shares or the cost of the Shares being tendered. Accordingly, the Senior Floating Rate I EWC is not imposed on increases in the net asset value above the initial purchase price. In addition, the Early Withdrawal Charge is not imposed on Shares derived from reinvestments of dividends. The Senior Floating Rate I EWC imposed will vary depending on the length of time the Shares have been owned since purchase (separate purchases shall not be aggregated for these purposes), as set forth in the following table:

Year of Tender After Purchase	Early Withdrawal Charge
First	3.0%
Second	2.0%
Third	1.0%
Fourth and following	0.0%

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     In determining whether an early withdrawal charge is applicable to a tender of Senior Floating Rate I Shares, the calculation will be determined in the manner that results in the lowest possible amount being charged. Therefore, it will be assumed that the tender is first of Shares acquired through dividend reinvestment and of Shares held for over three years and then of Shares held longest during the three-year period. The Senior Floating Rate I EWC may be waived on Shares tendered following the death of all beneficial owners of such Shares, provided the Shares are tendered within one year of death (a death certificate and other applicable documents may be required), or if later, reasonably promptly following completion of probate, or in connection with involuntary termination of an account in which Shares are held. At the time of acceptance of the Senior Floating Rate I Offer, the record or succeeding beneficial owner must notify the Transfer Agent either directly or indirectly through the Distributor that the Senior Floating Rate I EWC should be waived. Upon confirmation of the owner’s entitlement, the waiver will be granted; otherwise, the waiver will be lost.

        Stockholders who tender Shares of Senior Floating Rate I pursuant to the respective Offer and immediately reinvest the proceeds in Investor B shares of certain BlackRock-sponsored open-end funds (“Eligible Investor B Shares”) will not be subject to any early withdrawal charge with respect to the sale of Shares so invested in Eligible Investor B Shares. Eligible Investor B Shares may be subject to a contingent deferred sales charge in the event of a redemption. The Senior Floating Rate I EWC schedule that applies to Shares of Senior Floating Rate I will also apply to the Eligible Investor B Shares of another BlackRock fund acquired in the exchange. For purposes of calculating the contingent deferred sales charge applicable to a redemption of Eligible Investor B Shares, as well as the holding period for the conversion of Eligible Investor B Shares into another class of shares of the same fund with lower ongoing fees, the time a stockholder was invested in the Shares will count toward the holding period of the Eligible Investor B Shares. Eligible Investor B Shares are subject to an ongoing service fee and an ongoing distribution fee. Before taking advantage of this investment option, stockholders should obtain a currently effective prospectus of the fund in which they intend to invest and should consult their financial advisor.

Senior Floating Rate II. Senior Floating Rate II will assess an early withdrawal charge of 1.0% on Shares accepted for purchase that have been held for less than one year (the “Senior Floating Rate II EWC”). The charge will be paid to the Distributor, an affiliate of Senior Floating Rate II’s administrator, BlackRock Advisors, and the distributor of Senior Floating Rate II Shares to recover distribution expenses. The Senior Floating Rate II EWC will be imposed on those Shares accepted for tender based on an amount equal to the lesser of the then current net asset value of the Shares or the cost of the Shares being tendered. Accordingly, the Senior Floating Rate II EWC is not imposed on increases in the net asset value above the initial purchase price. In addition, the Senior Floating Rate II EWC is not imposed on Shares derived from reinvestments of ordinary income or capital gain dividends.

     In determining whether an early withdrawal charge is applicable to a tender of Senior Floating Rate II Shares, the calculation will be determined in the manner that results in the lowest possible amount being charged. Therefore, it will be assumed that the tender is first of Shares acquired through dividend reinvestment and of Shares held for over one year and then of Shares held for less than one year. The Senior Floating Rate II EWC may be waived on Shares tendered following the death of all beneficial owners of such Shares, provided the Shares are tendered within one year of death (a death certificate and other applicable documents may be required), or if later, reasonably promptly following completion of probate, or in connection with involuntary termination of an account in which Shares are held. At the time of acceptance of the Senior Floating Rate II Offer, the record or succeeding beneficial owner must notify the Transfer Agent either directly or indirectly through the Distributor that the Senior Floating Rate II EWC should be waived. Upon confirmation of the owner’s entitlement, the waiver will be granted; otherwise, the waiver will be lost.

        Stockholders who tender Shares of Senior Floating Rate II pursuant to the respective Offer and immediately reinvest the proceeds in Investor C shares of certain BlackRock-sponsored open-end funds (“Eligible Investor C Shares”) will not be subject to any early withdrawal charge with respect to the sale of Shares so invested in Eligible Investor C Shares. Eligible Investor C Shares may be subject to a contingent deferred sales charge in the event of a redemption. The Senior Floating Rate II EWC that applies to Shares of Senior Floating Rate II will also apply to the Eligible Investor C Shares of another BlackRock fund acquired in the exchange. For purposes of calculating the contingent deferred sales charge applicable to a redemption of Eligible Investor C Shares, the time a stockholder was invested in the Fund will count toward the holding period of the Eligible Investor C Shares. Eligible Investor C Shares are subject to an ongoing service fee and an ongoing distribution fee. Before taking advantage of this investment option, stockholders should obtain a currently effective prospectus of the fund in which they intend to invest and should consult their financial adviser.

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4. Withdrawal Rights. You may withdraw Shares tendered at any time prior to the Expiration Date and, if the Shares have not yet been accepted for payment by the relevant Fund, at any time after October 21, 2009.

Stockholders whose accounts are maintained through Merrill Lynch should notify their financial advisor prior to the Expiration Date if they wish to withdraw Shares. Stockholders whose accounts are maintained through another broker, dealer, commercial bank, trust company or other nominee should notify such nominee of their wish to withdraw prior to the Expiration Date. Stockholders whose accounts are maintained directly through the Transfer Agent should submit written notice to the Transfer Agent.

To be effective, any notice of withdrawal must be timely received by the Transfer Agent (PNC Global Investment Servicing (U.S.) Inc., P.O. Box 9819, Providence, RI 02940-8019, Attn: Senior Floating Rate Tender Offer). Any notice of withdrawal must specify the name of the person having deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and, if the certificates representing such Shares have been delivered or otherwise identified to the Transfer Agent, the name of the registered holder(s) of such Shares as set forth in such certificates and the number of Shares to be withdrawn. If the certificates have been delivered to the Transfer Agent, then, prior to the release of such certificates, you must also submit the certificate numbers shown on the particular certificates evidencing such Shares and the signature on the notice of the withdrawal must be guaranteed by an Eligible Institution. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 “Procedure for Tendering Shares.”

5. Payment for Shares. For purposes of its respective Offer, each Fund will be deemed to have accepted for payment (and thereby purchased) its Shares that are tendered as, if and when it gives oral or written notice to the Transfer Agent of its election to purchase such Shares.

Payment for Shares will be made promptly by the Transfer Agent to tendering stockholders as directed by the relevant Fund. Certificates for Shares not purchased (see Section 1 “Price; Number of Shares” and Section 6 “Certain Conditions of each Offer”), or for Shares not tendered included in certificates forwarded to the Transfer Agent, will be returned promptly following the termination, expiration or withdrawal of the relevant Offer, without expense to the tendering stockholder.

Each Fund will pay all transfer taxes, if any, payable on the transfer to it of its Shares purchased pursuant to its Offer. If tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. Neither Fund will pay any interest on the purchase price under any circumstances.

As noted above, selected securities dealers or other financial intermediaries may charge a processing fee to confirm a repurchase of shares pursuant to a tender offer. Merrill Lynch generally charges its customers a $5.35 processing fee to confirm a purchase of Shares from such customers pursuant to each Offer. Also, the Transfer Agent charges a fee of $7.50 for redemption payments made by wire transfer and $15 for redemption payments made by check sent via overnight mail.

6. Certain Conditions of each Offer. Neither Fund shall be required to accept for payment or pay for any of its Shares tendered, and may terminate or amend its Offer or may postpone the acceptance for payment of, or payment for, its respective Shares tendered, if: (1) such purchases would impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”) (which would cause the Fund’s income to be taxed at the corporate level in addition to the taxation of stockholders who receive dividends from the Fund); (2) the Master LLC would not be able to liquidate portfolio securities in a manner which is orderly and consistent with the Master LLC’s investment objective and policies in order to enable the Master LLC to purchase interests tendered by the Fund and, consequently, to permit the Fund to purchase Shares tendered pursuant to its Offer; or (3) there is, in the applicable Fund’s Board of Directors’ judgment, any (a) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Fund, (c) limitation imposed by Federal or state

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authorities on the extension of credit by lending institutions, (d) commencement of war, armed hostilities, acts of terrorism or other international or national calamity directly or indirectly involving the United States, which is material to the Fund, or (e) other event or condition which would have a material adverse effect on the Fund or its stockholders if Shares tendered pursuant to the Offer were purchased.

     If either Fund determines to amend its Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the relevant Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period. See Section 14 “Extension of Tender Period; Termination; Amendments.”

7. Purpose of each Offer. Each Fund does not currently believe there will be an active secondary market for its Shares. Each Fund’s Board of Directors has determined that it would be in the best interest of stockholders for the respective Fund to take action to attempt to provide liquidity to stockholders. To that end, the directors presently intend each quarter to consider the making of a tender offer to purchase the relevant Fund’s Shares at its respective NAV. Neither Fund will at any time be required to make any such tender offer.

8. Certain Effects of each Offer. The purchase of Senior Floating Rate I Shares or Senior Floating Rate II Shares pursuant to that Fund’s Offer will have the effect of increasing the proportionate interest in the relevant Fund of stockholders who do not tender their Shares. If you retain your Shares, you will be subject to any increased risks that may result from the reduction in the Master LLC’s aggregate assets resulting from payment for the Shares, including, for example, the potential for greater volatility due to decreased diversification and higher expenses. However, each Fund believes that those risks will be reduced to the extent new Shares are sold. All Shares purchased by the relevant Fund pursuant to its Offer will be retired by that Fund’s Board of Directors.

9. Source and Amount of Funds. The price to be paid by each Fund for shares tendered in its Offer will equal their respective NAV as of the close of the New York Stock Exchange on the Expiration Date less any applicable early withdrawal charge. Based on the relevant NAV on August 20, 2009, the aggregate purchase price if (i) 5,000,000 Senior Floating Rate I Shares are tendered and accepted for payment pursuant to the Senior Floating Rate I Offer will be approximately $35.6 million and (ii) 3,500,000 Senior Floating Rate II Shares are tendered and accepted for payment pursuant to the Senior Floating Rate II Offer will be approximately $27.0 million. Each Fund anticipates that the purchase price for any of its Shares acquired pursuant to its Offer will be derived from the proceeds of a tender offer by the Master LLC to repurchase interests in the Master LLC at least equivalent in value to the value of the Shares tendered to that Fund by its stockholders. The Master LLC has advised each Fund that the Master LLC anticipates that the purchase price for interests in the Master LLC acquired by the Master LLC pursuant to its concurrent tender offer may be derived by the Master LLC from (i) cash on hand, (ii) the proceeds from the sale of cash equivalents held by the Master LLC, (iii) the proceeds of sales of portfolio investments held by the Master LLC and/or (iv) borrowings by the Master LLC.

The Master LLC may borrow money to finance the purchase of its interests pursuant to tender offers.

The Master LLC has, along with certain other investment companies advised by BlackRock Advisors, the Master LLC's investment adviser, or an affiliated investment adviser, entered into a joint committed line of credit with The Bank of New York Mellon, as syndication agent, State Street Bank and Trust Company, Citibank, N.A., and HSBC Bank USA, N.A., as documentation agents, and JPMorgan Chase Bank, N.A., as administrative agent (the “Facility”). The Facility enables the Master LLC to borrow up to the lesser of (i) the maximum amount the Master LLC is permitted to borrow under applicable law and its investment restrictions or (ii) $500,000,000 less the aggregate principal amount outstanding for all borrowings by all of the borrowers under the Facility at an annual rate of interest equal to, the higher of the (i) Federal funds rate plus the Applicable Margin and (ii) one month London Interbank Offered Rate (“LIBOR”) plus the Applicable Margin. Applicable Margin means the higher of (i) 1.50% and (ii) 50% of the CDX.NA.IG Series 11 Index for a 5-year period or any successor series as quoted by Markit Group Limited. Interest on borrowings that bear interest at the Federal funds rate or the one month LIBOR is calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest is payable in arrears on the last day of each calendar quarter and on the termination of the commitments. The Master LLC agrees to pay to the administrative agent for the account of the syndicate of banks a fee (the “Commitment Fee”) for the period from and including the date the Master LLC became a party to the Facility to, but excluding, the date of the expiration or other termination of the commitments, equal to 0.08% per annum of the Master LLC's pro rata share of the unused portion of the commitments, payable quarterly in arrears. The Commitment Fee is calculated on the basis of a 360-day year for the actual number of days elapsed. Each loan must be repaid at the

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earlier of (i) 30 days from the borrowing date of such loan and (ii) the termination of the commitments. Borrowings under the Facility, if any, may be repaid with the proceeds of portfolio investments sold by the Master LLC subsequent to the expiration date of a tender offer. The Master LLC may borrow under the Facility to fund the repurchase of shares tendered in a tender offer and for other lawful purposes. The Facility terminates on November 18, 2009 or such other date as determined in accordance with the terms of the Facility. No other alternative financing arrangements have been made.

     The terms of the Facility may be modified by written agreement of all or a specific number of the parties thereto. The Facility requires the Master LLC to maintain an asset coverage ratio (defined as the ratio of the total assets of the Master LLC less (i) total liabilities of the Master LLC (other than any loans of the Master LLC under the Facility and any accrued interest thereon) and (ii) the value of assets of the Master LLC subject to liens to the aggregate amount of debt of the Master LLC) of not less than 3 to 1. During the term of the Facility, the Master LLC may not incur indebtedness except for indebtedness incurred under the Facility, in connection with portfolio investments and investment techniques permitted under the Investment Company Act of 1940, as amended (the “1940 Act”) and consistent with the Master LLC's investment objectives and policies stated herein and for overdrafts extended by the custodian. Additionally, during the term of the Facility, the Master LLC is restricted with respect to the declaration or payment of dividends and the repurchase of shares pursuant to tender offers. Pursuant to such agreement, as long as certain defaults have not occurred and are not continuing under the Facility, the Master LLC may (i) make its periodic dividend payments to shareholders in an amount not in excess of its net investment income (and net realized capital gains not previously distributed to shareholders) for such period, (ii) distribute each year all of its net investment income (including net realized capital gains) so that it will not be subject to tax under the Federal tax laws and (ii) repurchase its shares pursuant to tender offers.

Under the 1940 Act, each Fund may not declare any dividend or other distribution upon any class of its capital stock, or purchase any such capital stock, unless the aggregate indebtedness of the Master LLC allocable to the relevant Fund has at the time of the declaration of any such dividend or distribution or at the time of any such purchase an asset coverage of at least 300% for each Fund after deducting the amount of such dividend, distribution, or purchase price, as the case may be. Also, certain types of borrowings by the Master LLC may result in the Master LLC and each, or both, of the Funds being subject to covenants in credit agreements, including those relating to the Master LLC’s asset coverage and portfolio composition requirements and those restricting the relevant Fund’s payment of dividends and distributions.

     10. Summary of Selected Financial Information. Set forth below is a summary of selected financial information for each Fund for the fiscal years ended August 31, 2008 and August 31, 2007 and unaudited financial information for the six month period ended February 28, 2009. The financial information for the fiscal years ended August 31, 2008 and August 31, 2007 is excerpted from each Fund’s audited financial statements. Each Fund’s audited financial statements for the fiscal years ended August 31, 2008 and August 31, 2007 are included in that Fund’s 2008 and 2007 Annual Reports, respectively, which are incorporated by reference into this Combined Offer to Purchase. The financial information with respect to the six month period ended February 28, 2009 is excerpted from the Funds’ unaudited financial statements, which are included in the Funds’ 2009 Semi-Annual Reports. Each Fund’s 2009 Semi-Annual Report is incorporated by reference into this Combined Offer to Purchase. More comprehensive financial information is included in each Fund’s audited and unaudited financial statements, copies of which have been filed with the Securities and Exchange Commission (the “SEC”). You may request a copy of either Fund’s Annual Report at no charge at www.blackrock.com or by calling 1-800-441-7762 between 8:00 a.m. and 6:00 p.m., Eastern Time, any business day. The summary of each Fund’s selected financial information set forth below is qualified in its entirety by reference to such Annual Reports and the financial information, the notes thereto and related material contained therein.

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SUMMARY OF SELECTED FINANCIAL INFORMATION OF SENIOR FLOATING RATE I (in 000’s except per share data and ratios)

	For the Six Months Ended February 28, 2009 (unaudited)	For the Year Ended August 31, 2008	For the Year Ended August 31, 2007

STATEMENT OF OPERATIONS
Total income	$ 11,240	$ 27,717	$ 38,927

Total expenses	702	1,834	2,209
Recovery of filing fees	—	(792)	—

Net expenses	702	1,042	2,209

Net investment income	$ 10,538	$ 26,675	$ 36,718

REALIZED AND UNREALIZED GAIN (LOSS) ALLOCATED FROM THE MASTER LLC

Net realized gain (loss) from:
Investments and/or swaps	$ (19,232)	$ (14,460)	$ (30,570)

Swaps	$ 114	$ 183	$ —

Foreign currency transactions	$ 2,045	$ (85)	$ —

Net change in unrealized appreciation/depreciation on
investments, swaps, foreign currency and unfunded corporate loans	$ (81,616)	$ (18,261)	$ 11,735

ASSETS AND LIABILITIES
Total assets	$269,079	$ 402,423	$509,017
Total liabilities	2,029	3,023	3,502

Net assets	$267,050	$ 399,400	$505,515

Net asset value per share	$ 5.95	$ 7.98	$ 8.60

Shares of capital stock outstanding	44,890	50,067	58,806

FINANCIAL HIGHLIGHTS
Per Share Operating Performance
Net investment income[1]	$ 0.23	$ 0.51	$ 0.60
Net realized and unrealized loss	(2.04)	(0.62)	(0.32)
Dividends from net investment income	(0.22)	(0.51)	(0.60)
Ratios to Average Net Assets[2]
Total expenses	1.51%[3]	1.28%[4]	1.44%
Net investment income	7.07%[3]	6.16%	6.67%

[1]	Based on average shares outstanding.
[2]	Includes Senior Floating Rate Fund I’s share of the Master LLC’s allocated expenses and/or net investment income.
[3]	Annualized.
[4]	During the year ended August 31, 2008, Senior Floating Rate Fund I recorded a refund related to overpayments of prior years’ tender offer fees, which increased net investment income per share $0.02 and increased total investment return 0.24%. The expense ratio excluding the refund was 1.46%.

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SUMMARY OF SELECTED FINANCIAL INFORMATION OF SENIOR FLOATING RATE II (in 000’s except per share data and ratios)

	For the Six Months Ended February 28, 2009 (unaudited)	For the Year Ended August 31, 2008	For the Year Ended August 31, 2007
STATEMENT OF OPERATIONS
Total income	$ 5,113	$ 13,249	$ 18,671

Total expenses	426	1,251	1,446
Recovery of filing fees	—	(302)	—

Net expenses	426	949	1,446

Net investment income	$ 4,687	$ 12,300	$ 17,225

REALIZED AND UNREALIZED GAIN (LOSS)
ALLOCATED FROM THE MASTER LLC
Net realized gain (loss) from:
Investments and/or swaps	$ (8,738)	$ (6,903)	$ (4,430)

Swaps	$ 53	$ 87	$ —

Foreign currency transactions	$ 941	$ (41)	$ —

Net change in unrealized appreciation/depreciation on
investments, swaps, foreign currency and unfunded corporate loans	$ (38,089)	$ (8,921)	$ (4,879)

ASSETS AND LIABILITIES
Total assets	$ 123,447	$ 188,056	$ 249,627
Total liabilities	1,168	1,419	1,766

Net assets	$ 122,279	$ 186,637	$ 247,861

Net asset value per share	$ 6.44	$ 8.67	$ 9.35

Shares of capital stock outstanding
	18,980	21,525	26,523
FINANCIAL HIGHLIGHTS
Per Share Operating Performance
Net investment income[1]	$ 0.24	$ 0.54	$ 0.63
Net realized and unrealized loss	(2.21)	(0.69)	(0.34)
Dividends and distributions from:
Net investment income	(0.24)	(0.53)	(0.64)
Net realized gain	(0.02)	—	—
Ratios to Average Net Assets[2]
Total expenses	1.67%[3]	1.50%[4]	1.59%
Net investment income	6.90%[3]	5.96%	6.53%

[1]	Based on average shares outstanding.
[2]	Includes Senior Floating Rate Fund II’s share of the Master LLC’s allocated expenses and/or net investment income.
[3]	Annualized.
[4]	During the year ended August 31, 2008, Senior Floating Rate Fund II recorded a refund related to overpayments of prior years’ tender offer fees, which increased net investment income per share $0.02 and increased total investment return 0.11%. The expense ratio excluding the refund was 1.64%.

11. Certain Information About each Fund.

Senior Floating Rate I was incorporated under the laws of the State of Maryland on July 17, 1989 and is a non-diversified, continuously offered, closed-end management investment company registered under the 1940 Act.

Senior Floating Rate II was incorporated under the laws of the State of Maryland on February 9, 1999 and is a non-diversified, continuously offered, closed-end management investment company registered under the 1940 Act.

     Through each Fund’s respective investment in the Master LLC, each Fund seeks to provide stockholders with as high a level of current income and such preservation of capital as is consistent with investment in senior collateralized corporate loans (“Corporate Loans”) made to U.S. or non-U.S. borrowers that meet the credit

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standards established by BlackRock Advisors. The Corporate Loans pay interest at rates that float or reset at a margin above a generally-recognized base lending rate such as the prime rate of a designated US bank, the Certificate of Deposit rate or the London InterBank Offered Rate.

     There have not been any transactions involving the Shares of either Fund that were effected during the past 60 business days by either Fund, by any executive officer or Director of the Fund, by any person controlling either Fund, by any executive officer or director of any corporation ultimately in control of either Fund or by any associate or subsidiary of any of the foregoing including any executive officer or director of any such subsidiary, except to the extent that within the past 60 business days pursuant to the public offering of its Shares, Senior Floating Rate I has sold approximately 371,370 Shares at a price equal to Senior Floating Rate I NAV on the date of each such sale; and Senior Floating Rate II has sold approximately 439,325 Shares at a price equal to Senior Floating Rate II NAV on the date of each such sale.

The principal executive offices of each Fund are located at 100 Bellevue Parkway, Wilmington Delaware, 19809.

12. Additional Information. Each Fund has filed an issuer tender offer statement on Schedule TO with the SEC which includes certain additional information relating to its respective Offer. Such material may be inspected and copied at prescribed rates at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549 and Room 3190, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Branch of the SEC at 100 F Street N.E., Washington, DC 20549-1090. The SEC maintains a Web site (http://www.sec.gov) that contains the Fund’s Schedule TO and other information regarding each Fund.

13. Certain Federal Income Tax Consequences. The following discussion is a general summary of the Federal income tax consequences of a sale of Shares pursuant to each Offer. You should consult your own tax advisor for a complete description of the tax consequences to you of a sale of Shares pursuant to the respective Offer.

The sale of Shares pursuant to each Offer will be a taxable transaction for Federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend”. In general, the transaction should be treated as a sale or exchange of the Shares under Section 302 of the Code, if the receipt of cash (a) is “substantially disproportionate” with respect to the stockholder, (b) results in a “complete redemption” of the stockholder’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the stockholder. A “substantially disproportionate” distribution generally requires a reduction of at least 20% in the stockholder’s proportionate interest in the relevant Fund after all shares are tendered. A “complete redemption” of a stockholder’s interest generally requires that all Shares of the relevant Fund directly owned or attributed to such stockholder under Section 318 of the Code be disposed of. A distribution “not essentially equivalent to a dividend” requires that there be a “meaningful reduction” in the stockholder’s proportionate interest in the relevant Fund, which should be the case if the stockholder has a minimal interest in the Fund, exercises no control over Fund affairs and suffers a reduction in his proportionate interest in the relevant Fund.

If the sale of your Shares meets any of these three tests for “sale or exchange” treatment, you will recognize gain or loss equal to the difference between the amount of cash received pursuant to the relevant Offer and the adjusted tax basis of the Shares sold. Such gain or loss will be a capital gain or loss if the relevant Shares sold have been held by you as a capital asset. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum capital gains rate currently applicable to such a sale of Shares would be 15% for non-corporate stockholders.

If none of the Code Section 302 tests described above is met, you may be treated as having received, in whole or in part, a dividend, return of capital or capital gain, depending on (i) whether there are sufficient earnings and profits to support a dividend and (ii) your tax basis in the relevant Shares. The tax basis in the Shares tendered to the relevant Fund will be transferred to any remaining Shares held by you in such Fund. In addition, if the sale of Shares pursuant to the applicable Offer is treated as a “dividend” to a tendering stockholder, a constructive dividend under Code Section 305(c) may result to a non-tendering stockholder whose proportionate interest in the earnings and assets of the relevant Fund has been increased as a result of such tender.

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     Accordingly, the differentiation between “dividend” and “sale or exchange” treatment can be important with respect to the amount and character of income that tendering stockholders are deemed to receive. While the marginal tax rates for dividends and capital gains remain the same for corporate stockholders, the top income tax rate applicable to ordinary income dividends of either Fund paid to non-corporate stockholders currently exceeds the maximum tax rate on capital gains (15%).

     The gross proceeds paid to a stockholder or other payee pursuant to the applicable Offer will be subject to a withholding tax unless either: (a) the stockholder has provided the stockholder’s taxpayer identification number/social security number, and certifies under penalty of perjury: (i) that such number is correct, and (ii) either that (A) the stockholder is exempt from backup withholding, (B) the stockholder is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the Internal Revenue Service has notified the stockholder that the stockholder is no longer subject to backup withholding; or (b) an exception applies under applicable law and Treasury regulations. Foreign stockholders may be required to provide the Transfer Agent with a completed Form W-8BEN, available from the Transfer Agent, in order to avoid withholding on the gross proceeds received pursuant to an offer.

Unless a reduced rate of withholding or a withholding exemption is available under an applicable tax treaty, a stockholder who is a nonresident alien or a foreign entity may be subject to a 30% United States withholding tax on the gross proceeds received by such stockholder, if the proceeds are treated as a “dividend” under the rules described above. Foreign stockholders should consult their tax advisers regarding application of these withholding rules.

14. Extension of Tender Period; Termination; Amendments. Each Fund reserves the right, at any time and from time to time, to extend the period of time during which its Offer is pending by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of relevant Shares tendered as of that date. In the event that Senior Floating Rate I or Senior Floating Rate II so elects to extend its Offer period, the NAV for the Fund’s Shares tendered will be determined as of the close of business of the New York Stock Exchange on the Expiration Date, as extended. During any such extension, all Senior Floating Rate I Shares and/or all Senior Floating Rate II Shares previously tendered and not purchased or withdrawn will remain subject to that Fund’s Offer. Each Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate its Offer and not to purchase or pay for any Shares, and (b) amend its Offer in any respect, including but not limited to, amending the number of its Shares subject to its Offer. If a material change is made to the terms of the relevant Offer, each Fund will promptly make a public announcement of any such change. Without limiting the manner in which each Fund may choose to make a public announcement of an extension, termination or amendment of the Offer, except as provided by applicable law (including Rule 13e-4(e)(2) under the Securities Exchange Act of 1934), each Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a press release.

15. Miscellaneous. Neither the Senior Floating Rate I Offer nor the Senior Floating Rate II Offer is being made to, nor will tenders be accepted from, stockholders in any jurisdiction in which each Offer or its acceptance would not comply with the securities laws of such jurisdiction. Neither Fund is aware of any jurisdiction in which its Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, each Fund reserves the right to exclude stockholders from its Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. Each Fund believes such exclusion is permissible under applicable tender offer rules, provided the Fund makes a good faith effort to comply with any state law deemed applicable to its respective Offer. In any jurisdiction the securities laws of which require each Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on Senior Floating Rate I’s or Senior Floating Rate II’s behalf by Merrill Lynch.

BLACKROCK SENIOR FLOATING RATE FUND, INC.

BLACKROCK SENIOR FLOATING RATE FUND II, INC.

August 25, 2009

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